Exhibit 10.5
AMENDMENT TO EMPLOYMENT LETTER
Effective December 30, 2008
     Starwood Hotels & Resorts Worldwide, Inc. (“Company”) set out the terms of its offer of employment to the executive named below (“Executive”) pursuant to a letter with the date specified below (“Offer Letter”). The Company and the Executive desire to amend the severance provisions of the Offer Letter (“Amendment”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory guidance thereunder, effective on the date specified above.

Executive:	Phil McAveety
Date of Offer Letter:	February 1, 2008
     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. The section entitled “Annual Incentive (Bonus)” is amended to specify that payment of your 2008 bonus will be delivered in 2009, no later than March 15, 2009 (except to the extent that a portion of the bonus is deferred pursuant to the terms of the applicable annual incentive plan).
2. The sections entitled “State Date”, “Sign-on Equity”, “Sign on Bonus”, “Other Benefits” and “Relocation” are modified to clarify that the VISA expense reimbursements, stock options, restricted stock, sign on bonus, salary reimbursement and relocation benefits specified in these sections were paid in 2008.
3. The section entitled “Other Benefits” is modified to clarify that the tax return preparation reimbursement will be paid in 2009.
4. The first paragraph of the section entitled “Severance” is modified to read as follows:
In the event that Starwood terminates your employment for any reason other than cause, Starwood will pay to you twelve months of your then current base salary, in a lump sum less all applicable withholdings (the “Severance Payment”), plus an amount equal to 12 times the COBRA charge on the payment date for the type of Company-provided group health plan coverage in effect for you (e.g., family coverage) on the date of your employment termination less the active employee charge for such coverage in effect on the date of your employment termination, in a lump sum less all applicable withholdings (the “COBRA Payment”). The Severance Payment will be subject to and conditioned upon your continuing compliance with the Non-Compete, Non- Solicitation, Confidentiality and Intellectual Property Agreement referred to below. In addition, the Company must deliver to you a customary release agreement (the “Release”) on the date of your employment termination, and as a condition to receipt of the Severance Benefit you must (i) sign the Release and return the signed Release to the

Company within the following number of days after the date on which the Company delivers the Release to you: 14 days if you are under age 40 on the date of your termination of employment, 21 days if you are at least age 40 on the date of your termination of employment and if your termination of employment is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and 45 days if you are at least age 40 on the date of your termination of employment and your termination is part of such a group termination program (the “Release Period”); and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended (the “Revocation Period”). The Company will then pay the Severance Benefit to you in a lump sum 53 days following the date of your termination of employment, except as provided in the section entitled “Section 409A” below. In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the Severance Benefit. The Company will pay the COBRA Payment to you within 30 days following the date of your employment termination, except as provided in the section entitled “Section 409A” below.
In addition, in the event that Starwood terminates your employment for any reason other than cause, Starwood will pay the reasonable costs of personal and good re-location back to Europe should you relocate to Europe within one year of the termination of your employment; to the extent that any such payment does not qualify for exclusion from Federal income taxation, the Company will make the payment only if you incur the corresponding expense within two years after the date of your employment termination and submit the request for payment no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can, and will, make the payment on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such payment during a calendar year will not affect the amount of expenses eligible for such payment in another calendar year, and the right to such payment is not subject to liquidation or exchange for another benefit from the Company.
You will not be eligible for any Severance Payment, COBRA Payment or relocation expense payments if you resign from your employment with the Company.
5. A new section entitled “Section 409A” is added to read as follows:
This letter agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to any amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that such amounts and the Company’s and your exercise of authority or discretion hereunder shall comply with the provisions of Section

409A so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A. For purposes of any payment in this Agreement that is subject to Section 409A and triggered by your “termination of employment”, (i) “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and (ii) in the event you are a “specified employee” on the date of your termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of your termination of employment or, if later, by December 31, 2008, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, such payment shall not be paid earlier than six months after such termination of employment (if you die after the date of your termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to your estate without regard to such six-month delay). You acknowledge and agree that the Company has made no representation to you as to the tax treatment of the compensation and benefits provided pursuant to this Agreement.
          IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

Dated: December 30, 2008
Phil McAveety

Starwood Hotels & Resorts Worldwide, Inc.
Dated: December 30, 2008	BY:
NAME: Jeffrey Cava
TITLE: EVP — Human Resources

3